Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of January 1, 2024 (the “Effective Date”) by and between Douglas Emmett, Inc. (the “Company”), Douglas Emmett Properties, LP (the “Partnership”), and Jordan Kaplan (“Executive”) with respect to the following facts and circumstances:
WHEREAS, during the Agreement Term (as defined below), the Company desires to continue to engage Executive as the Chief Executive Officer of the Company on the terms and conditions and for the consideration set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Effectiveness; Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company on the terms and subject to the conditions set forth in this Agreement for a period commencing on the Effective Date and ending on December 31, 2028 (the “Agreement Term”).
2.Position; Duties. During the Agreement Term, Executive shall serve as Chief Executive Officer of the Company and the Partnership, or in such other position as may be assigned to Executive by the Company. In such position, Executive shall have such duties and authority commensurate with such position as shall be determined from time to time by the Board of Directors of the Company (the “Board”) including such duties and responsibilities with respect to any subsidiary, affiliate or joint venture of the Company (each a “Subsidiary”). Subject to the discretion of the Nominating Committee of the Board, Executive shall serve as a member of the Board and of the board of directors (or equivalent) of any Subsidiary without additional compensation. Executive's duties will be principally performed at the Company's headquarters, which will be located within the West Side of Los Angeles, with such travel consistent with recent practice as may be required to perform his duties hereunder as reasonably requested by the Company.
3.Base Salary. During the Agreement Term, the Company shall pay Executive a base salary at the annual rate of $1,000,000, payable in regular installments in accordance with the Company's usual payment practices. With Executive’s consent, his base salary may be temporarily reduced below the annual rate of $1,000,000. Executive's salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) and Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole and absolute discretion of the Committee. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
4.Annual Bonus. With respect to each fiscal year during the Agreement Term, Executive shall be eligible to earn an annual bonus award (the “Annual Bonus”) based on the Executive’s individual performance and the Company’s overall performance during the year, as well as the overall annual compensation of executives at a benchmark group of comparable companies, all as reasonably determined by the Committee. At the discretion of the Compensation Committee, the Annual Bonus may be payable in cash or equity grants, so long as the equity involved is publicly traded or may be exchanged for equity that is publicly traded. Following any Change of Control as defined in Executive’s LTIP awards granted in 2018 (a “Change of Control”), the Salary plus Annual Bonus may not be less than the Annual Compensation (as herein after defined) for the calendar year prior to the year in which the Change of Control occurred. The Company will pay or grant any Annual Bonus earned by Executive with respect to a given fiscal year no later than the earlier of (i) the fifteenth day of the third month following the end of such fiscal year or (ii) the date that other senior executives are paid similar bonuses.
5.Employee Benefits. During the Agreement Term, Executive shall be entitled (i) to participate in the Company's employee welfare and retirement benefit plans and perquisite programs, subject to such modification as the Company may reasonably determine necessary or appropriate, on the same basis as those benefits are generally made available to other senior executives of the Company; (ii) to the use of and payment of all related expenses for an automobile, in amounts and on terms not less favorable than those provided to Executive by the Company prior to the Effective Date; (iii) medical and dental benefits (without any co-payment) for Executive, Executive's spouse and Executive's eligible dependents on terms not less favorable than those provided to Executive by the Company prior to the Effective Date; (iv) to participate in any future compensation plans implemented for executives of the Company on a basis commensurate with his position; and (v) to use his assistant(s) for personal matters to an extent reasonably consistent with past practices at the Company (all aforementioned entitlements collectively “Employee Benefits”). Executive shall be indemnified by the Company for all actions taken during the Agreement Term, as an officer, director or agent of the Company or its Subsidiaries to the full extent provided under law or pursuant to Executive’s Indemnification Agreement with the Company; provided, however, that the Company shall not indemnify or insure Executive against the loss of any Erroneously Awarded Compensation (as defined in the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) pursuant to the Clawback Policy. Subject to the policies and procedures of the Company, in addition to any accrued personal time off (“PTO”) as of the Effective Date, Executive shall be entitled to accrue twenty five (25) paid days of PTO per year during the Agreement Term.
6.Business Expenses. In accordance with the Company’s policies as in effect from time to time, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive's duties through the end of the Agreement Term.
7.Termination. The provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company. Following Executive's termination of employment, except as set forth in this Section 7, Executive (and Executive’s legal representative and estate) shall have no further rights to any compensation or any other benefits under this Agreement.
7.1.Definitions.
“Accrued Rights” means the sum of the following: (i) any accrued but unpaid Base Salary through the date of termination (the “Termination Date”); (ii) a payment in respect of all unpaid, but accrued and unused PTO through the Termination Date; (iii) any Annual Bonus actually approved by the Compensation Committee but unpaid as of the Termination Date, (iv) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the Termination Date; (v) such rights, if any, under any awards made to Executive prior to the Termination Date under the Company’s 2006 Omnibus Stock Incentive Plan (the “Plan”) and other compensation programs and Employee Benefits to which Executive may be entitled upon termination of employment according to the documents governing such benefits; and (vi) any existing rights to indemnification for acts occurring prior to the Termination Date.
“Cause” means any of the following: (i) any act or omission by Executive which constitutes intentional misconduct or an intentional violation of law; (ii) an act of fraud, conversion, misappropriation or embezzlement by Executive; (iii) conviction, indictment (or its procedural equivalent), entering a guilty plea or plea of no contest with respect to a felony, or the equivalent of a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment; or (iv) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant of the Company, or any material breach of this Agreement by Executive, in either case which continues for ten (10) days following written notice from the Company (except in the case of a willful failure or a willful breach, which shall require no cure period). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered “willful” unless the Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any Subsidiary.
“Disability” means physical or mental incapacity whereby Executive has been, or it is reasonably certain that Executive will be, unable to perform the essential functions of Executive's duties, with or without reasonable accommodation, for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period.

“Good Reason” shall be present where Executive gives notice to the Board of his voluntary resignation within ninety (90) days after the occurrence of any of the following, without Executive’s written consent: (i) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus, when due hereunder, which continues for ten (10) days following written notice from Executive (except in the case of a willful failure which shall require no cure period); provided, however, that the recovery of any Erroneously Awarded Compensation pursuant to the Clawback Policy shall not constitute “Good Reason” under this clause (i); (ii) (a) a material change in either Executive’s status or the status of the person to whom he reports, including title, position, duties, authority or scope of discretion or responsibility (in each case measured as of the date hereof, subject to any changes to which Executive has consented in writing); (b) any material adverse change in the demands placed on Executive in terms of time or work; or (c) Executive being removed without his consent from the Board, or not being reelected to the Board, in each case which continues for thirty (30) days following written notice from Executive (except in the case of a willful breach, which shall require no cure period); (iii) relocation of the Company's executive offices to a location outside of the West Side of Los Angeles; (iv) the failure of the Company to obtain the express written assumption of this Agreement pursuant to Section 10.5 hereof (unless this Agreement is assumed by operation of law) on any Change of Control; or (v) any other material breach by the Company of this Agreement which continues for thirty (30) days following written notice from Executive (except in the case of a willful breach, which shall require no cure period).

7.2.Termination by the Company for Cause or By Executive's Resignation without Good Reason. The Agreement Term and Executive's employment hereunder may be terminated by the Company for Cause and shall terminate upon Executive's resignation without Good Reason, and in either case Executive shall be entitled to receive only his Accrued Rights.
7.3.Termination upon Death or Disability. The Agreement Term and Executive's employment hereunder shall terminate upon Executive's death or, upon notice from the Company or Executive, of Disability. Upon termination of Executive’s employment hereunder due to death or Disability, Executive's legal representative or estate (as the case may be) shall be entitled to receive (i) the Accrued Rights plus (ii) continued medical and dental benefits (comparable to those enjoyed prior to the Termination to the extent possible) for a period of twelve (12) months following the Termination Date for Executive and Executive's spouse and eligible dependents who at the time of Executive's termination are enrolled in the Company’s medical plan, with the cost to be borne by the Company to the same extent as prior to the Termination Date. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under Section 4980B of the Internal Revenue Code of 1986, as amended, and any corresponding provisions of any applicable state law (“COBRA”) for such period and in satisfying such obligation the Company may pay any applicable COBRA premiums.
7.4.Termination by the Company without Cause or Resignation by Executive for Good Reason. The Agreement Term and Executive's employment hereunder may be terminated by the Company without Cause at any time and for any reason or by Executive's resignation for Good Reason at any time upon thirty (30) days written notice by the terminating party, although the Company may waive services during that period. If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive the Accrued Rights. In addition to Accrued Rights, and provided that Executive first executes and returns to the Company within 60 days after the Termination Date (and does not revoke) a release of all claims (other than the Accrued Rights and any other post termination rights under this Agreement) in a form and substance reasonably satisfactory to the Company ("Release”), and subject to Executive's continued compliance with the provisions of Section 8 of this Agreement (to the extent expressly applicable after the Term), Executive shall receive:
7.4.1.an amount (the “WCGR Payment”), which shall be payable in a lump sum without discount ten (10) days after receipt of Executive’s timely signed Release; provided that, if the Termination Date is less than seventy (70) days prior to a calendar year end, the payment shall be made no earlier than January 1 of the following calendar year. The WCGR Payment shall be equal to three (3) times the average of the Executive’s "Annual Compensation” over the last three full calendar years ending prior to the termination date. “Annual Compensation” for each calendar year means the sum of Executive’s Base Salary and Annual Bonus with respect to that calendar year. In calculating Annual

Compensation, the value of any equity (including stock or LTIPs) shall be its face value on the date of grant.
7.4.2.continued medical and dental benefits (comparable to those enjoyed prior to the Termination to the extent possible) for a period of three (3) years following the Termination Date for Executive, Executive's spouse and Executive's eligible dependents who at the time of Executive's termination are enrolled in the Company’s benefits plans, with the cost to be borne by the Company to the same extent as prior to the Termination Date. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Company and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period and in satisfying such obligation the Company may pay any applicable COBRA premiums.
7.5.Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written notice to the other party, which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated and the date of employment termination.
7.6.Employee Termination and Board/Committee/Officer Resignation. Upon termination of Executive's employment for any reason, Executive's employment with the Company and each Subsidiary shall be terminated and Executive shall be deemed to resign, as of the date of such termination and to the extent applicable, from the boards of directors (and any committees thereof) of the Company and any Subsidiary and affiliates and as an officer of the Company and any Subsidiary. Executive shall confirm such resignation(s) in writing to the Company.
7.7.Mail and Email. In accordance with Executive’s reasonable instructions, the Company will (i) promptly after any Termination, provide Executive with an electronic copy of all information (including archived emails, contacts and calendar items) in Executive’s Company database used in Outlook (and any replacement or supplemental database or program he or his assistant(s) may use for his correspondence and calendaring) and (ii) for a period of three years after any Termination, the Company will forward to Executive all emails addressed to Executive’s company email accounts and all mail addressed to Executive received by the Company.
8.Covenants.
8.1.Confidentiality. Executive has executed the Company’s standard Confidentiality, Proprietary Information and Inventions Agreement, which will continue to apply according to its terms.
8.2.Non-solicitation. Executive has executed the Company’s standard Confidentiality, Proprietary Information and Inventions Agreement, which will continue to apply according to its terms, except that the restriction on solicitation of employees shall not apply to Executive’s assistant(s).
8.3.Full time; Non competition. During the Agreement Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly; except that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any trade organization or any charitable organization or engaging in any activities or manage his investments and affairs so long as such activities in the aggregate do not interfere with the performance of Executive’s duties hereunder or conflict with this Section 8.3. During the Agreement Term, without the prior approval of the Board, Executive shall not in any county, where the Company and/or any Subsidiaries directly or indirectly engages in business or is actively contemplating engaging in business: (i) engage in a competing business for Executive’s own account; (ii) enter the employ of, or render any consulting or any other services to, any entity that competes with the Company and/or any of its affiliates; or (iii) become interested in any such competing entity in any capacity, including as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, Executive may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with this Section. A business shall not be deemed a “competing business” if it does not invest in or deal with the same basic product type as the Company does from time to time. At this time, the basic product type of the Company is large and mid-size office buildings and multi-family properties in Los Angeles County and Hawaii (larger than 50,000 sq. ft. for office properties and 50 units for apartment buildings).
8.4.Company Policies. During the Agreement Term, Executive shall also be subject to and shall abide by all written reasonable policies and procedures of the Company provided to him, including regarding the protection of confidential information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the provisions of this Agreement, in which case this Agreement shall control. Executive acknowledges that the Company may make reasonable amendments to any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version which the Company had provided to him. Notwithstanding any other provision of this Agreement, Executive agrees to the terms of the Clawback Policy and agrees that compensation received by Executive under this Agreement may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Clawback Policy.
8.5.Intellectual Property. Executive has executed the Company’s standard Confidentiality, Proprietary Information and Inventions Agreement, which will continue to apply according to its terms.
8.6.General. Executive and the Company intend that: (i) this Section 8 concerning (among other things) the exclusive services of Executive to the Company and/or its Subsidiaries shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company and/or its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable. All of the provisions of this Section 8 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company and/or any of its Subsidiaries and are not meant to and do not excuse any additional obligations that Executive may have under such agreements.
8.7.Specific Performance. Executive acknowledges and agrees that the confidential information, non-solicitation, intellectual property rights and other rights of the Company referred to in Section 9 of this Agreement are each of substantial value to the Company and/or its subsidiaries and affiliates and that any breach of Section 8 by Executive would cause irreparable harm to the Company and/or its Subsidiaries, for which the Company and/or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company and/or any of its Subsidiaries under this Agreement or otherwise, the Company and/or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and/or other equitable relief to specifically enforce Executive’s duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages. Furthermore, Executive agrees that any damages suffered by the Company and/or its Subsidiaries as a result of Executive’s breach of Executive’s duties and obligations under this Agreement shall entitle the Company and/or its Subsidiaries to offset such damages against any payments to be made pursuant to this Agreement, to the extent permitted by applicable law.
9.Section 280G Payments. Notwithstanding anything in this Agreement to the contrary , if as a result of change of ownership or effective control covered by Section 280G of the 1986 Internal Revenue Code, as amended (the “Code”) or any successor provision, any Payments due to Executive would be subject to the excise tax imposed by Section 4999 of the Code, Executive shall have the option, exercised in writing within sixty (60) days after the change of control involved, to eliminate or reduce such Payments, in such amounts and such order of priority as Executive may specify in such notice; provided that any and all Payments that are not “nonqualified deferred compensation” as defined for purposes of

Section 409A of the Code shall be reduced and eliminated before any Payment of nonqualified deferred compensation is reduced or eliminated, and any reduction or elimination of Payments that are nonqualified deferred compensation shall be made in reverse chronological order of their respective payment due dates. “Payment” means any payment, benefit and/or any other amount in the “nature of compensation” to or for the benefit of Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions resulted in that change of ownership or effective control of the Company or any person affiliated with the Company or such person). Notwithstanding any other agreement relating to any Payment, no Payment shall be made until the end of the notice period.
10.Miscellaneous.
10.1.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles or rules thereof.
10.2.Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding between the parties with respect to Executive’s employment and, except as expressly stated in this Agreement, supersedes any prior agreement, understanding or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized director of the Company.
10.3.No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
10.4.Severability; Invalid Provision. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.
10.5.Assignment. This Agreement and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (except to the extent such assumption would occur by operation of law). It is anticipated that the Executive’s employer of record and salary and bonus payor may be the Partnership or another Subsidiary, but the Company and the Partnership will be jointly and severally liable for all amounts payable to Executive hereunder.
10.6.Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its Subsidiaries to the extent permitted by applicable law.

10.7.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties’ respective personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.8.Notice. Any and all notice given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent as follows:
If to the Company:    Douglas Emmett, Inc.
1299 Ocean Avenue, Suite 1000
Santa Monica, CA 90401
Attention: Chief Operating Officer
Telephone: (310) 255-7700
If to Executive:    Jordan Kaplan
1299 Ocean Avenue, Suite 1000
    Santa Monica, CA 90401
Telephone: (310) 255-7700
Either party may change its address and/or facsimile number for notice purposes by duly giving notice to the other party pursuant to this Section.
10.9.Executive's Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that he is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity in any way relating to the right or ability of Executive to be employed by and/or perform services for the Company and its Subsidiaries. Executive further represents and warrants that he has not brought to or disclosed to the Company or to its Subsidiaries, and covenants that he will not bring to or disclose to the Company or to its Subsidiaries or use in connection with his employment with the Company, any trade secrets or proprietary information from any of his prior employers or from any other person or entity.
10.10.Cooperation in Third-Party Disputes. At the request of the Company, Executive shall cooperate with the Company and/or its Subsidiaries and each of their respective attorneys or other legal representatives (collectively referred to as “Attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Company and/or any of its Subsidiaries or affiliates by any third party. Executive’s duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company’s and/or its Subsidiaries’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of the matters at issue and recollection of events; (b) appearing at the Company’s and/or its Subsidiaries’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of the matters at issue; and (c) signing at the Company’s request declarations or affidavits that truthfully state the matters of which Executive has knowledge. Such services will be without additional compensation regardless of whether Executive is or is not then employed by the Company or any Subsidiary. The Company shall promptly reimburse Executive for Executive’s actual and reasonable travel (except to the extent within Los Angeles County) or other reasonable out-of-pocket expenses that Executive may incur in cooperating with the Company and/or its Subsidiaries under this Section 10.10.

10.11.Withholding Obligations. The Company, or any other entity making a payment, may withhold and make such deductions from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld or deducted from time to time pursuant to any applicable law, governmental regulation and/or order. The amount of compensation payable to Executive pursuant to this Agreement shall be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of Executive’s shared employment by the Company and any Subsidiary.
10.12.Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be the same as an original signature.
10.13.Interpretation. Executive understands that this Agreement is deemed to have been drafted jointly by the parties and that the parties had a reasonable opportunity to retain legal counsel for such purpose. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party. “Including” means “including without limitation.” Following a Change of Control, the Company shall have the burden of proof with respect to any matter or determination.
10.14.Headings. Titles or captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.
10.15.Survival of Provisions. All other rights and obligations of the parties hereto, other than those applicable by their express terms only during the Agreement Term, shall survive any termination or expiration of this Agreement or of Executive’s employment with the Company, and shall be fully enforceable thereafter.
10.16.Arbitration of Disputes. Executive has executed the Company’s standard Dispute Resolution Agreement, which will continue to apply according to its terms, including any disputes regarding this Agreement, except that the party prevailing in any action with respect to this Agreement shall be entitled to its reasonable attorneys’ fees in enforcing its rights hereunder.
10.17.Section 409A of the Code. This Agreement and all of Executive’s employment arrangements, including bonus, severance, options, equity and other benefits (collectively, Executive’s “Compensation”), whether granted before or after the date hereof, are intended to comply with, and shall be construed and interpreted in accordance with, Section 409A of the Code (including the related regulations, “Section 409A”). Each party to this Agreement intends and agrees that Executive’s Compensation shall be interpreted and modified to the minimum extent necessary and to provide as near as possible the same economic benefit to the Executive provided hereunder in the absence of such modification, as mutually agreed by counsel for both parties, so as to avoid the imposition of any excise tax under Section 409A. Some examples of the effects of Section 409A are set forth on Schedule A. As a result, Executive will not be deemed to have “earned” (and may forfeit) any Compensation based on the attainment of the pre-established performance goals in relation to the Company’s audited financial statements (even if required to be paid) that has not actually been paid before the end of the clawback period of Section 954.
10.18.Section 954 of the Dodd Frank Act. This Agreement and all other Compensation of Executive are intended to comply with the “clawback obligations” of Section 954 of the Dodd Frank Act (including the related regulations, “Section 954”). If the Company’s financial statements must be restated, to the extent and only to the extent required by Section 954 (if applicable), the Company shall be entitled to recover from Executive, and Executive agrees to promptly repay, any incentive-based compensation that has been paid, and Executive shall not earn and shall forfeit any right to receive any incentive-based compensation that has not been paid, which would not have been earned under the restated financial statements.
10.19.Medical Benefits. Notwithstanding anything to the contrary under this Agreement, if at any time the Company cannot provide the health care benefits or payments in lieu thereof contemplated by Section 5 or Section 7 of this Agreement without violating applicable law (including Section 2716 of the Public Health Service Act), such benefits and payments shall be revised by the Company to provide Executive and his family with such benefits and/or such payments as are permitted by law to provide Executive under the intended benefits of this Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
Douglas Emmett, Inc.

/s/ Kenneth M. Panzer
_________________________________
By:    Kenneth Panzer
Title:    Chief Operating Officer

Douglas Emmett Properties, LP

/s/ Kenneth M. Panzer
_________________________________
By:    Kenneth Panzer
Title:    Chief Operating Officer

Executive

/s/ Jordan L. Kaplan
_________________________________
Jordan Kaplan

Schedule A
Examples of Section 409A compliance issues

    In determining whether Executive will receive any nonqualified deferred compensation (as defined in Section 409A):

•Any nonqualified deferred compensation which becomes payable as a result of termination of:
oExecutive’s employment or other service or similar conditions will not be due unless and until that event meets the definition of “Separation from Service” under Section 409A;
oExecutive’s disability will not be due unless and until that event meets the definition of “Disability” under Section 409A; and
oa Change of Control or similar event will not be due unless and until that event meets the definition of a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A.
•If on the date of Executive’s Termination of Service Executive is a “specified employee” within the meaning of Section 409A and the Company is publicly traded, to the extent required by Section 409A any nonqualified deferred compensation which would otherwise be payable in the six months after Executive’s termination will not be paid until the earlier of (i) the first day of the seventh month following the date of Executive’s termination and (ii) Executive’s death.
•Neither party will have any right to accelerate or defer any nonqualified deferred Compensation except in compliance with Section 409A; any provision of Executive’s Compensation which contains an election in violation of Section 409A will be payable on the longer period specified.
•If any payment is conditioned on the execution of a release, such payment may be delayed to a date as late as 70 days following the payment event. All expense reimbursements shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other calendar year; (ii) reimbursements shall be paid no later than the end of the calendar year following the calendar year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of such period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
•Each payment and each installment of any bonus or severance payment provided under this Agreement shall be treated as a separate payment for purposes of application of Section 409A.